 Filed by Energy Transfer Partners, L.P.
Commission File No. 001-11727
Pursuant to Rule 425 Under the Securities Act of 1933
And Deemed Filed Pursuant to Rule 14a-12
Under the Securities Exchange Act of 1934

Subject Company: Regency Energy Partners LP
Commission File No. 001-35262

Exhibit 99.1

Earlier this week, we announced that ETP and Regency have entered into a merger agreement pursuant to which ETP will acquire all of Regency’s issued and outstanding common units and that upon receipt of unitholder and regulatory approvals the merger is expected to close in the second quarter of 2015.  We also noted that after reaching agreement on the merger that management would begin to focus on the integration and combination of the two partnerships.
Today, it is my pleasure to make the initial announcements regarding the combined business.
First, I would like to announce that we have decided on the future executive leadership team of the new ETP.  The executive leadership team of ETP after closing of the merger is as follows:
Kelcy Warren             Chairman & Chief Executive Officer
Mackie McCrea          President & Chief Operating Officer
Tom Mason                Senior Vice President, General Counsel & Secretary
Tom Long                   Chief Financial Officer
Mike Bradley, Regency’s President & Chief Executive Officer, will continue with the Energy Transfer family after closing in a position with ETE.  Details on Mike’s role with ETE after closing will be communicated at a future date.
Martin Salinas, ETP’s current Chief Financial Officer will be leaving Energy Transfer as of the closing date of the merger.  On behalf of the entire Energy Transfer family, I want to thank Martin for all of his hard work and outstanding contributions to all of the Energy Transfer partnerships.  Martin was a key and integral part of ETP’s transformative growth into what is today one of the nation’s premier Midstream MLPs.  We wish Martin nothing but the best in all his future endeavors.

The second announcement relates to the creation of the Integration Leadership Committee.  The committee, which will report directly to Mackie and me will include:
Chris Curia                 Executive Vice President & Chief Human Resources Officer (ETE)
Tom Long                   Chief Financial Officer (Regency)
Luke Fletcher             Executive Vice President, U.S. Interstate (ETP)
Jennifer Street            Senior Vice President- Engineering (Regency)
You will all be hearing more from this committee about the integration and combination of the partnerships in the near future.
We will continue to keep all of you apprised as decisions are made.

Kelcy Warren
ETE Chairman
ETP Chairman & CEO
# # #

Additional Information and Where to Find It
SECURITY HOLDERS ARE URGED TO READ THE PROXY STATEMENT/PROSPECTUS AND THE REGISTRATION STATEMENT REGARDING THE TRANSACTION CAREFULLY WHEN IT BECOMES AVAILABLE. These documents (when they become available), and any other documents filed by ETP or Regency with the SEC, may be obtained free of charge at the SEC’s website, at www.sec.gov. In addition, investors and security holders will be able to obtain free copies of the registration statement and the proxy statement/prospectus by phone, e-mail or written request by contacting the investor relations department of ETP or Regency at the following:

Energy Transfer Partners, L.P.	Regency Energy Partners LP
3738 Oak Lawn Ave.	2001 Bryan Street, Suite 3700
Dallas, TX 75219	Dallas, TX 75201
Attention: Investor Relations	Attention: Investor Relations
Phone: 214-981-0700	Phone: 214-840-5477
Participants in the Solicitation
ETP, Regency and their respective directors and executive officers may be deemed to be participants in the solicitation of proxies in connection with the proposed merger. Information regarding the directors and executive officers of ETP is contained in ETP’s Form 10-K for the year ended December 31, 2013, which was filed with the SEC on February 27, 2014. Information regarding the directors and executive officers of Regency is contained in Regency’s Form 10-K for the year ended December 31, 2013, which was filed with the SEC on February 27, 2014. Additional information regarding the interests of participants in the solicitation of proxies in connection with the proposed merger will be included in the proxy statement/prospectus.